UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: August 9, 2010 (Date of earliest event reported)
DigitalTown, Inc. (Exact name of registrant as specified in its charter)

MN (State or other jurisdiction of incorporation)	000-27225 (Commission File Number)	411427445 (IRS Employer Identification Number)

11974 Portland Ave, Burnsville (Address of principal executive offices)		55337 (Zip Code)
952-890-2362 (Registrant's telephone number, including area code)

BDC Capital, Inc. (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2010, John Witham passed away, and as a result, is no longer a director.

On August 9, 2010, Gary Hall resigned as a member of the Board of Directors.  There have been no disagreements between Mr. Hall and management of the Company on any matter relating to the registrant’s operations, policies or practices.  The Company has provided a copy of the disclosures it is making herein to Mr. Hall and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he does not agree.  The Company will file any letter received as an exhibit to an amended 8K.

Effective August 9, 2010, Mr. Mark Turner was appointed to the Board of Directors.  There have been no transactions between Mr. Turner and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K.

Following is a brief description of Mr. Turner’s business experience:

Mark is Director of Strategic Relationships for Microsoft Corp. (NasdaqGS: MSFT), Media & Entertainment Group and has more than 13 years' experience in developing innovative business and technology solutions for global media companies.  He is based in Los Angeles.

Mark specializes in delivery of media to all types of devices and through traditional and new media paths - from the largest screens (Digital Cinema) down through HD (cable, broadcast and satellite TV), via the Web (streaming, download or corporate IP networks) and to mobiles and portable devices. His current responsibilities include building innovative business models with major studio and music label partners which cover the range of Microsoft's diverse media-facing solutions.  Mark also works as an industry expert to internal Microsoft business groups that are developing or refining products for the media industry, such as Xbox, Zune, Windows, Bing and MSN.

Mark holds a BA in Management Studies from the University of Leeds.  He is an active member of the Developing Platforms Committee for industry group - the Digital Entertainment Group (DEG), the Academy of TV Arts & Sciences (Interactive Media Chapter) and the Content Committee of the Consumer Electronics Association.

SIGNATURES

Dated: August 10, 2010	DIGITALTOWN, INC By: /s/ Richard Pomije _______________ Richard Pomije Chief Executive Officer